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                                     EXHIBIT 10.5


FRIEDMAN ENTERPRISES
--------------------------------------------------------------------------------

                                                              INVESTMENT BANKERS

                                                       23512 MALIBU COLONY DRIVE
                                                                MALIBU, CA 90265
                                                                  (310) 456-0756
                                                              FAX (310) 456-0764

                  CONSULTING AGREEMENT BETWEEN KENNETH FRIEDMAN AND
                             SOLIGEN TECHNOLOGIES, INC.


On September 9, 1996, Kenneth Friedman ("Friedman") joined the board of directors of Soligen Technologies, Inc. ("Soligen" or the "Company"). In addition to, and separate from, those duties that Ken Friedman is to perform in the normal course of his duties as a director of Soligen, Soligen hereby retains Friedman (through Friedman Enterprises "FE") to provide general consulting services ("Consulting") to Soligen, on a reasonably requested basis. The rationale for this agreement is the understanding that Soligen expects Friedman to be directly involved with certain activities as outline below, assist the Company's CEO in certain duties, and be prepared to assume a more active management role, on an interim basis, in the event that Yehoram Uziel is temporarily or permanently not able to fulfill his responsibilities as Chairman and CEO of Soligen.

Such Consulting shall include an be reasonably consistent with the following:

1) attendance at Company strategic meetings such as the Ichak Adizes' meetings.

2) assistance in formulating and editing the Company's business plans, budgets, strategic plans and their respective interim amendments,

3)  frequent one-on-one strategy discussions with Yehoram Uziel,

4) introduction of possible sales accounts, assisting in high level discussions with potential strategic partners, customers, joint venture foundries, joint development partners, and potential licensees of Soligen's technology or services,

5) introduction of prospective investment bankers to effect a secondary offering of securities for Soligen,

6) interaction with Soligen's investor relations' firm to address general strategy, assisting in establishing investor relations plans, and implementing, as appropriate, such plans,

7) assisting Soligen in management and key personnel staffing decisions including interviewing of key management personnel, and candidates for key positions,

8)  advise to Soligen with respect to general financial strategy.


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As compensation for the Consulting services, Soligen hereby agrees to immediately sell to Friedman, for an aggregate price of ten dollars, warrants to acquire 500,000 shares of Soligen, with an exercise price of seventy-five cents per share, subject of the following vesting schedule, and an expiration date for such warrants of December 31, 2006:

December 31, 1997                      200,000

December 31, 1998                      150,000

December 31, 1999                      100,000

December 31, 2000                       50,000

Soligen and FE hereby agree that in the event FE provides investment banking services to Soligen, such as acting as a finder to seek private debt and equity capital for Soligen, as well as representing Soligen with respect to prospective mergers and acquisitions, such services will not be included in the Consulting role or compensation as delineated above. A decision to engage FE to provide investment banking services, as well as any decision to accept a financing, merger or acquisition proposal submitted by FE will be subject to Soligen's Board of Director approval (on which Kenneth Friedman will abstain from voting).

The Consulting services are to be performed over a five-year period of time, commencing January 1,1997, with the understanding that there is no specific hour requirement or expectation attached to such services. However, it is clearly understood by Soligen and FE, that these services are not to be performed on a full-time basis, and furthermore, that FE has other significant time demands for other activities.

The Company agrees to indemnify and hold FE harmless against any losses, claims, damages or liabilities, joint or several, to which FE directly or indirectly may become subject in connection with or arising out of the services of this agreement, and Soligen agrees to defend FE, with attorneys who are acceptable to FE, which acceptance shall not be unreasonably withheld, against any loss, claim, damage or liability or any action in respect thereof; provided, however, that the Company shall not be liable under the foregoing indemnity agreement if any loss, claim, damage or liability to the extent that a court having jurisdiction shall have determined by a final judgment on the merits that such loss, claim, damage or liability resulted from the bad faith or gross negligence of FE. The indemnity agreement in this paragraph shall, upon the same terms and conditions, extend to and inure to the befit of each person, if any, who may be deemed to control FE and to its officers, directors and employees, and shall survive the termination of FE's engagement hereunder.

The term of this agreement shall be for a period commencing form January 1, 1997 and continuing through December 31, 2001 provided, that this agreement may be terminated, if the board so votes, immediately upon the resignation of Ken Friedman from the Board of Directors for reasons other than individual board member wrongdoing, a decision by the Company (except if Ken Friedman agree with such decision) to eliminate Directors and Officers insurance or to carry less than one million dollars of such coverage, a board decision, that Ken Friedman disagrees with, regarding how to address a threatened or actual litigation against the Company and/or its board members. In addition, the Company's Board of Directors may terminate Ken Friedman's status as a consultant hereunder for "Cause". For purposes of this Agreement, Cause shall be defined as (I) an act or acts of judicially determined dishonesty, relating to the activities of Soligen, by Ken Friedman that actually results in his personal enrichment, or
(ii) the conviction of Ken Friedman of a felony. Upon any such termination, as described in this paragraph, additional vesting of the warrants purchased by FE hereunder shall be vested pro rata through such termination date.

Any Controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Los Angles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.



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If any party to this agreement brings an action directly or indirectly based on this Agreement, the prevailing party shall be entitled to reasonable expenses therefor, including, but not limited to, attorney's fees and court costs.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this letter attached hereto.

Sincerely,

FRIEDMAN ENTERPRISES




/s/ Kenneth T. Friedman                June 5, 1997
-------------------------------        --------------------
Kenneth T. Friedman                    Date


The foregoing has been read, understood and approved.


SOLIGEN TECHNOLOGIES, INC.




/s/ Yehoram Uziel                      June 6, 1997
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Yehoram Uziel   CEO                    Date